                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                         Onelink Communication Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 682676101
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 682676101                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

           Woodland Partners LLC
           41-1832463
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

           Minnesota
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Number of Shares              (5) Sole Voting
 Beneficially                       Power                  0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           0 SHARES
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9

           0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

           IA
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

         (a)  Name of Issuer

              Onelink Communication Inc.

         (b)  Address of Issuer's Principal Executive Offices

              10340 Viking Drive
              Suite 150
              Eden Prairie, MN 55344

ITEM 2.

         (a)  Name of Person Filing

              Woodland Partners LLC (the "Company")

         (b)  Address of Principal Business Office or, if None, Residence

              60 South Sixth Street
              Suite 3750
              Minneapolis, Minnesota  55402

         (c)  Citizenship

              The Company is organized in Minnesota

         (d)  Title of Class of Securities

              Common Stock

         (e)  CUSIP Number

              682676101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  / / Broker or Dealer registered under section 15 of the Act

         (b)  / / Bank as defined in section 3(a)(6) of the Act

         (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

         (d) / / Investment Company registered under section 8 of the Investment Company Act

         (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a)   Amount Beneficially Owned

               0 shares

         (b)   Percent of Class

               0%

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     0

               (iii) sole power to dispose or to direct the disposition of

                     0

               (iv)  shared power to dispose or to direct the disposition of

                     0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 4, 1998
                                     -------------------------------------------
                                                         Date

                                               /S/ RICHARD J. RINKOFF
                                     -------------------------------------------
                                                       Signature

                                        Richard J. Rinkoff, Managing Partner
                                     -------------------------------------------
                                                       Name/Title


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